 Exhibit 99.1

Socket Mobile Calls its Senior Convertible Notes

NEWARK, CA, – August 4, 2011 – Socket Mobile, Inc. (NASDAQ: SCKT) today reported that it has called its Senior Convertible Notes. The Notes were issued on November 19, 2010 in the amount of $1,000,000. The balance outstanding is $700,394. The Note holder may convert the Note into common stock at the conversion price of $1.50 per common share. Any portion of the Note not converted by September 6, 2011 will be redeemed by the Company at 125 percent of the Note balance.

The Note holder may reduce the call amount to 4.99% of the Company’s outstanding common shares. If such election is made, the Note balance subject to conversion or redemption would be reduced to $322,894. The Company may initiate additional calls at 30 day intervals.

The Notes are secured in first position by all of the Company’s assets. These security arrangements expire upon full conversion of the Notes. The Company is calling the Notes to free up the first security position, a necessary step for the Company to establish a Bank revolving credit facility.

About Socket Mobile, Inc.

With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket Media Contact:
Krista Rogers
Marketing Communications Specialist
510-933-3055
krista@socketmobile.com

Socket Investor Contact:	Investor Relations Contact:
Dave Dunlap	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2011 Socket Mobile, Inc. All rights reserved.

###